Exhibit 10.17

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

[BLACKHAWK SERVICES TO SAFEWAY]

THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is made this 15th day of March 2013 (the “Effective Date”), between Safeway Inc., a Delaware corporation (“Safeway”), and Blackhawk Network, Inc., an Arizona corporation (“Blackhawk”).

WHEREAS, Blackhawk and Safeway previously entered into that certain Administrative Services Agreement (the “Previous Agreement”) made June 2, 2008 and made effective as of January 1, 2006 (the “Previous Agreement Effective Date”);

WHEREAS, Blackhawk previously entered into a sublease (the “Sublease”) from Safeway of the premises commonly known as 6220 Stoneridge Mall Road, Pleasanton, CA 94588 (the “Facility”) and, under a separate administrative services agreement, Safeway has provided certain facilities management and administrative services to Blackhawk with respect to the Facility;

WHEREAS, during the term of the Sublease Blackhawk has occupied an increasing percentage of the Facility and Blackhawk now is able to provide certain of the facilities management and administrative services to Safeway with respect to the Facility; and

WHEREAS, Safeway wishes to engage the services of Blackhawk, and Blackhawk wishes to be retained by Safeway, to provide certain services, all in accordance with the terms of this Agreement.

NOW THEREFORE the parties covenant and agree as follows:

1. Definitions. In this Agreement, unless the context otherwise requires:

(a) “Affiliate” means, with respect to a party, any firm, corporation, partnership, limited liability partnership, limited liability company, or other entity that now or in the future, directly controls, is controlled with or by or is under common control with a party. For purposes of the foregoing, “control” means: (i) where applicable, ownership directly of fifty percent (50%) or more of the voting power to elect directors thereof; or otherwise (ii) the power to direct the management of such entity.

(b) “Agreement” means this Amended and Restated Administrative Services Agreement including all recitals and exhibits.

(c) “Fiscal Year” means the 52-53 week period ending on the Saturday closest to December 31 that is divided into thirteen 4-week periods (each, a “Fiscal Period”).

(d) “Service” means any one or more of the administrative services available from Blackhawk and described on Exhibit A hereto and as requested by Safeway of Blackhawk from time to time.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a) words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and any aggregate of persons;

(b) all references to “party” or “parties” refer to the parties to this Agreement;

(c) references to a Section or exhibit are to a Section of or exhibit to this Agreement;

(d) any reference to a statute or regulation refers to that statute or regulation as amended or re-enacted from time to time;

(e) where a period of time is prescribed, dated or calculated from a date or event, the time shall be calculated excluding such date, or the date on which such event occurred;

(f) any reference to cancellation or termination shall be interpreted as preserving all of the rights, obligations and liabilities existing, arising, accrued or accruing at or prior to the time of such cancellation or termination; and

(g) all monetary amounts are in the lawful currency of the United States.

3. Engagement and Term.

(a) Commencing on and after the Effective Date, Safeway hereby retains the services of Blackhawk and Blackhawk agrees to provide the Services to Safeway in accordance with and subject to the terms of this Agreement.

(b) The engagement shall commence on the Effective Date and continue until the end of Fiscal Year 2013 (December 28, 2013) unless earlier terminated pursuant to this Agreement, and will automatically renew for successive periods of one (1) Fiscal Year until terminated by either party on not less than ten (10) days written notice prior to the next Fiscal Year end. Notwithstanding the foregoing, Safeway may terminate any specific Service and/or this Agreement, without penalty, with thirty (30) days prior written notice to Blackhawk. Blackhawk may terminate any specific Service and/or this Agreement with thirty (30) days prior written notice to Safeway provided that if Safeway desires to continue to receive the same or a similar Service and, using its commercially reasonable efforts, is unable to either perform the Services itself or enter into a reasonable arrangement with a third party to perform the Services that Safeway will not perform itself, then Safeway will so notify Blackhawk and Blackhawk will continue to perform such Service(s) for an additional period of thirty (30) days.

(c) A party may terminate this Agreement by giving to the other party written notice of such termination upon the other party’s (a) material breach of any material term (subject to the other party’s right to cure such breach within thirty (30) days (or five (5) business days in the case of a payment breach) after receipt of such notice); or (b) insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other party.

4. Provision of Services.

(a) Blackhawk shall provide to Safeway and its Affiliates the Services as requested by Safeway from time to time.

(b) Blackhawk shall ensure that its systems properly support the Services and that its personnel (whether employees or contractors) are appropriately trained and capable to deliver the Services to Safeway and its Affiliates accurately, timely and in a professional manner. Blackhawk and each such person assisting Blackhawk shall devote sufficient time and attention to the Services to ensure that all requested assistance is given in a commercially reasonable manner.

(c) Blackhawk agrees that, if requested by Safeway, Blackhawk will enter into a reasonable service level agreement with Safeway regarding one or more of the Services.

5. Confidentiality.

(a) For purposes hereof, “Confidential Information” of a party shall mean the terms of this Agreement and all information or material that (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information received from the other party.

(b) Unless otherwise provided under this Section, each party agrees to hold the other party’s Confidential Information in strict confidence in perpetuity. The parties agree not to make each other’s Confidential Information available in any form to any person or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information of either party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement. This Section 5 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the parties.

(c) In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order or demand, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure.

(d) Safeway’s Confidential Information shall remain the sole and exclusive property of Safeway, and Blackhawk’s Confidential Information shall remain the sole and exclusive property of Blackhawk.

(e) Privacy and Consumer Data. Each party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information.

6. Title to Intellectual Property. The parties agree that any Intellectual Property developed by or on behalf of Blackhawk following the Previous Agreement Effective Date for the primary purpose of providing the Services to Safeway and any Intellectual Property of Safeway made available to Blackhawk in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by or on behalf of Blackhawk, are and shall remain the sole property of Safeway. Blackhawk agrees not to use Intellectual Property of Safeway for any purpose other than in connection with the provision of Services. To the extent that Blackhawk uses its own Intellectual Property in connection with providing the Services and such Intellectual Property was developed either prior to or following the Previous Agreement Effective Date for a purpose other than the provision of the Services, such Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of Blackhawk. For purposes of this Section 6, the term “Intellectual Property” means all data, information, look and feel, user interface, tools, software, trademarks, copyright, technologies, business processes, know-how and other intellectual property and proprietary information of a party.

7. Indemnities.

(a) Blackhawk shall indemnify, defend and hold harmless Safeway and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Safeway Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Safeway Indemnified Parties (other than as to any claim brought by Blackhawk against Safeway) arising from, relating to, or in any way connected with (i) Blackhawk’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Safeway, or (ii) any act or omission by Blackhawk or its Affiliates that is in violation of any provision of this Agreement or any applicable laws or regulations.

(b) Safeway shall indemnify, defend and hold harmless Blackhawk and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Blackhawk Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Blackhawk Indemnified Parties (other than as to any claim brought by Safeway against Blackhawk) arising from, relating to, or in any way connected with (i) Safeway’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Blackhawk, or (ii) any act or omission by Safeway or its Affiliates that is in violation of any provision of this Agreement or any applicable laws or regulations.

(c) Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action, provided that the indemnified party may participate in any such action with counsel of its choice at its own expense. The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense. No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

(d) EXCEPT IN CONNECTION WITH (I) ANY ACT OF FRAUD OR INTENTIONAL WRONG-DOING BY A PARTY, (II) ANY CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 7, OR (III) ANY CLAIM THAT ARISES OUT OF A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8. Cost for Services.

(a) In consideration of the Services provided by Blackhawk to Safeway as detailed in this Agreement, Safeway shall pay Blackhawk in accordance with Exhibit A for the Services identified therein

(b) Blackhawk shall, within thirty (30) days after the end of each Fiscal Period, deliver to Safeway an invoice for Services rendered and all disbursements made on Safeway’s behalf during the immediately preceding Fiscal Period, which shall be accompanied by reasonable documentation or explanation supporting such charges.

(c) Amounts payable by Safeway to Blackhawk pursuant to Section 8(a) shall accrue throughout each Fiscal Period and shall be paid by Safeway within thirty (30) days after receipt of Blackhawk’s invoice therefor.

9. Notices.

(a) All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement (collectively referred to as “notices”) shall be in writing, personally delivered or delivered by reputable courier to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by facsimile to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner. Any notice so personally delivered or couriered shall be considered to have been validly and effectively given on the actual date of such delivery. Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt. Any notice so sent by facsimile shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is actually received. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery, courier or facsimile.

To Blackhawk at:

Blackhawk Network, Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attention: General Counsel

To Safeway at:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attention: General Counsel

10. Audit Rights. Each party shall have the right, during the term of this Agreement and for a period of one (1) year thereafter, to inspect and audit the other party’s records relating to such other party’s performance hereunder to ensure compliance with this Agreement. Any audit will be conducted not more than one (1) time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities; provided however, that in the event of an underpayment of more than five per cent (5%), the foregoing limit of one (1) audit per year shall be expanded to one (1) per calendar quarter. If Safeway is found not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent (5%) of such obligations for any calendar month, then Safeway shall reimburse Blackhawk for all reasonable costs associated with Blackhawk’s audit. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

11. Assignment. Neither party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, either party may assign this Agreement in whole (but not in part) to any parent, Affiliate, subsidiary or successor upon not less than thirty (30) days prior written notice to the other party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

13. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one (1) arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally by both parties.

14. Force Majeure. Neither party shall be liable for any delay or failure in performance under this Agreement arising out of a cause beyond its reasonable control or without its fault or negligence. Such causes may include, but are not limited to fires, floods, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of declared or undeclared war, acts of regulatory agencies, or national disasters.

15. Independent Contractor. The parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, an agency relationship, or any other form of joint enterprise between the parties. Neither party has the authority, without the other party’s prior written approval, to bind or commit the other party in any way.

16. Entire Agreement. This Agreement and any attachments hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by both parties.

17. Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon Blackhawk and Safeway and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

18. Waiver. The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

19. Third Party Beneficiaries. No third party is a third-party beneficiary to this Agreement.

20. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written to be effective as of the Effective Date.

SAFEWAY INC.		BLACKHAWK NETWORK, INC.

By:	/s/ Laura A. Donald	By:	/s/ Kirsten Richesson
Name:	Laura A. Donald	Name:	Kirsten Richesson
Title:	Vice President	Title:	Deputy General Counsel/VP

Exhibit A

Service provided by Blackhawk	Fee Charged by Blackhawk	Start Date	End Date
1. Receptionist	Fee per Fiscal Period = Actual annual cost (i.e., salary plus benefits) divided by 13, then multiplied by Safeway Percentage Occupancy*	2014 Fiscal Year (29 December 2013)	Contract Termination Date

2. Coffee Supplies	Fee per Fiscal Period = Actual annual cost divided by 13, then multiplied by Safeway Percentage Occupancy*	2014 Fiscal Year (29 December 2013)	Contract Termination Date

3. Mailroom/Receiving Services	Fee per Fiscal Period = Actual annual cost divided by 13, then multiplied by Safeway Percentage Occupancy*	2014 Fiscal Year (29 December 2013)	Contract Termination Date

*	“Safeway Percentage Occupancy” means the percentage of the Facility occupied by Safeway personnel as of the first day of the Fiscal Period for which the Fee is being charged.